Exhibit 99.1

BIOSPECIFICS ADOPTS REPLACEMENT STOCKHOLDER RIGHTS PLAN

Stockholders to Vote on Rights Plan at 2020 Annual Meeting

WILMINGTON, Del. – April 10, 2020 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company that originated and continues to develop collagenase-based therapies with a first in class collagenase-based product marketed as XIAFLEX® in North America, today announced that its Board of Directors has adopted a stockholder rights plan to replace BioSpecifics’ current rights plan, which has been terminated. BioSpecifics intends to submit the rights plan, which is similar to rights plans adopted by many other public companies, for stockholder ratification at its 2020 Annual Meeting of Stockholders.

The rights plan is designed to assist the Board of Directors in protecting BioSpecifics’ stockholders from certain takeover tactics that the Board of Directors believes may be abusive. The rights plan was not adopted in response to any specific takeover proposal, any current accumulation of shares, or any currently threatened or pending effort to acquire control of BioSpecifics of which the Board of Directors is aware. The rights plan was adopted to provide the Board of Directors with time to evaluate and respond to any unsolicited attempts to acquire BioSpecifics and to encourage anyone seeking control of or seeking to acquire BioSpecifics to negotiate with the Board of Directors prior to attempting such action, with the goal of protecting the long-term value of the stockholders’ investment in BioSpecifics.

The rights plan provides for a 20% stock ownership threshold at which rights under the plan may become exercisable and contains a qualifying offer clause. The rights plan has a term of three years and expires on April 9, 2023. The rights plan does not contain any dead-hand, slow-hand, no-hand or similar feature that limits the ability of a future board of directors to redeem the rights. In connection with approving the rights plan, the Board of Directors declared a dividend distribution of one right for each outstanding share of common stock. The record date for such dividend distribution is April 21, 2020.

In making the decision to adopt the rights plan, the Board of Directors took into consideration the unprecedented volatility over the last several weeks in the global financial markets due to the ongoing and evolving COVID-19 situation. The Board of Directors believes that BioSpecifics’ share price has been adversely impacted during this period despite our sound financial profile and positive fundamental trends in our business. The volatility in the price of our common stock highlighted for the Board of Directors how attractive and vulnerable BioSpecifics might be to an acquirer seeking to opportunistically acquire our common stock at a time when the intrinsic value of BioSpecifics is not fully reflected in its stock price.

Under the rights plan, the rights generally would become exercisable only if a person or group acquires beneficial ownership of 20% or more of BioSpecifics’ common stock in a transaction not approved by BioSpecifics’ Board of Directors. In that situation, each holder of a right (other than the acquiring person or group, whose rights will become void and will not be exercisable) will have the right to purchase, upon payment of the exercise price and in accordance with the terms of the rights plan, a number of shares of BioSpecifics’ common stock having a market value of twice such price. In addition, if BioSpecifics is acquired in a merger or other business combination after an acquiring person acquires 20% or more of BioSpecifics’ common stock, each holder of the right would thereafter have the right to purchase, upon payment of the exercise price and in accordance with the terms of the rights plan, a number of shares of common stock of the acquiring person having a market value of twice such price. The acquiring person or group would not be entitled to exercise these rights. In the rights plan, the definition of “beneficial ownership” includes derivative securities.

Further details of the rights plan will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that BioSpecifics will be filing with the Securities and Exchange Commission (SEC). These filings will be available on the SEC’s web site at www.sec.gov. Copies will also be available at no charge on the Investors section of BioSpecifics’ corporate website at www.biospecifics.com.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a commercial-stage biopharmaceutical company. The company discovered and developed a proprietary form of injectable collagenase (CCH) which is currently marketed by BioSpecifics’ partner, Endo International plc (Endo), as XIAFLEX® in North America for the treatment of Dupuytren’s contracture and Peyronie’s disease. Endo expects a commercial approval in the second half of 2020 for a third CCH indication, cellulite, subject to U.S. Food and Drug Administration approval. The CCH research and development pipeline includes several additional potential indications; adhesive capsulitis, plantar fibromatosis and uterine fibroids. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including statements regarding the effectiveness of the rights plan in providing the Board of Directors with time to evaluate and respond to any unsolicited attempts to acquire BioSpecifics and to encourage anyone seeking control of or seeking to acquire BioSpecifics to negotiate with the Board of Directors, and the assumptions underlying or relating to such statements, are “forward-looking statements.” In some cases, these statements can be identified by forward-looking words such as “expect,” “plan,” “anticipate,” “potential,” “estimate,” “can,” “will,” “continue,” “should,” “believe,” “schedule,” “intend,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics’ current expectations and BioSpecifics’ projections about future events and various assumptions. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which may be beyond BioSpecifics’ control, and which may cause the actual results, performance, or achievements of BioSpecifics to be materially different from future results, performance, or achievements expressed or implied by such forward-looking statements. All forward-looking statements included in this report are made as of the date hereof, and are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in BioSpecifics’ annual report on Form 10-K for the year ended December 31, 2019, and otherwise in its SEC reports and filings. Except as may be required by law, BioSpecifics assumes no obligation to update these forward-looking statements.

Contact:

Stern Investor Relations, Inc.

Sarah McCabe

212-362-1200

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